Exhibit 99.5

CONSENT

The undersigned hereby consents to being named in this joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Patterson-UTI Energy, Inc. (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of June 14, 2023, by and among Patterson-UTI Energy, Inc., NexTier Oilfield Solutions Inc., Pecos Merger Sub Inc. and Pecos Second Merger Sub LLC as a person who will become a director and to the filing of this consent as an exhibit to the Registration Statement.

Date: July 17, 2023

/s/ Robert W. Drummond
Name: Robert W. Drummond